Exhibit 99.1

April 19, 2005

Mr. Clay Lifflander

MMI Investments, L.P.

1370 Avenue of the Americas, 25th Floor

New York, NY 10019

Dear Mr. Lifflander:

We received your letter dated March 30, 2005.  Thank you for your continued support of and interest in Benchmark.  We agree with your observation that Benchmark’s operating performance is superior relative to other companies in the EMS industry, nonetheless in our competitive industry we continuously focus on improving our financial and operational performance.  As a result, we review on an ongoing basis both our operational and capital structure to ensure such continued performance.   We also point out that our share price has consistently outperformed our peer group average because of this continued focus.

We note the proposal in your letter for a special dividend.  Benchmark’s board of directors and management routinely monitor Benchmark’s financial condition and the optimal use of its balance sheet for maximizing shareholder value.  At its regularly scheduled meeting earlier this year the board discussed, as we do from time to time, at length with management and outside financial advisors a number of alternatives with respect to Benchmark’s current cash position.  The board reviewed the strategic, operating and financial factors currently facing Benchmark as well as a detailed presentation from its financial advisors.  At that meeting, the Benchmark board unanimously agreed not to implement a special dividend at this time.  Of course, if the circumstances change we will not hesitate to revisit the idea of a special dividend or other similar actions.

Sincerely,

/s/ Cary T. Fu
President and Chief Executive Officer